Exhibit 99.1

Jenifer Kirtland Maxtor Investor Relations (408) 324-7056 jenifer_kirtland@maxtor.com

Maxtor Corporation Announces Proposed Sale of Convertible Notes

MILPITAS, Calif., May 1 — Maxtor Corporation (NYSE: MXO) announced today that it intends to offer $200 million in aggregate principal amount of senior convertible notes due 2010 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company will also grant the initial purchasers of the notes a 30-day option to purchase up to an additional $30 million aggregate principal amount of the notes.

The Company intends to use between $38 million and $62 million of the net proceeds to purchase shares of its common stock from one of the initial purchasers or an affiliate thereof at the closing price of the Company’s common stock today. Such initial purchaser or an affiliate thereof intends to purchase shares of the Company’s common stock sold short by, or enter into swap transactions with, buyers of the notes in negotiated transactions simultaneously with the offering of the notes, or purchase shares shortly thereafter in open market transactions. The Company will use the remaining net proceeds for the repayment of indebtedness, investments, acquisitions, general corporate purposes and working capital.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Certain statements in this press release may be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “will,” “may” and similar expressions identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties. See the Company’s Form 10-K for the year ended December 28, 2002, for a further discussion of these and other risks and uncertainties applicable to the Company’s business.